Exhibit 99.1

NEWS RELEASE

News Media Alex Clark 310-252-6397 alex.clark@mattel.com	Securities Analysts Drew Vollero 310-252-2703 drew.vollero@mattel.com

MATTEL REPORTS THIRD QUARTER 2014 FINANCIAL RESULTS

AND DECLARES FOURTH QUARTER DIVIDEND

Third Quarter Highlights

•	Worldwide net sales down 8%;

•	North American Region[1] gross sales down 7% and International Region gross sales down 7%;

•	Worldwide gross sales by core brands: Barbie® down 21%; Hot Wheels® up 5%; Fisher-Price® down 16% and American Girl® down 7%;

•	Gross margin decreased 330 basis points of net sales, partially due to the acquisition of MEGA® Brands;

•	SG&A increased 80 basis points of net sales, including the impact of the acquisition of MEGA Brands;

•	Operating income of $409.5 million compared to operating income of $528.2 million in the third quarter of 2013; and

•

Earnings per share of $0.97 (includes a negative impact of $0.05 per share from MEGA Brands integration costs[2] and a tax benefit of $0.04 per share) vs. prior year earnings per share of $1.21 (included a tax benefit of $0.05 per share).

Capital Deployment

•	Board declared 2014 fourth quarter cash dividend of $0.38 per share, reflecting an annualized dividend of $1.52 per share.

EL SEGUNDO, Calif., October 16, 2014 – Mattel, Inc. (NASDAQ: MAT) today reported 2014 third quarter financial results. For the quarter, the Company reported net income of $331.8 million, or $0.97 per share, which includes a negative impact of $0.05 per share from MEGA Brands integration costs2 and a tax benefit of $0.04 per share, compared to last year’s third quarter net income of $422.8 million, or $1.21 per share, which included a tax benefit of $0.05 per share.

“While third quarter results did not meet our expectations, they do reflect progress towards achieving our goal to end the year with improved POS momentum and reduced inventory levels,” said Bryan G. Stockton, Chairman and CEO of Mattel. “Global POS was positive in the quarter, and inventories at retail, both in the U.S. and in international markets, were lower. Clearly we have work to do as we

[1]	Consists of the United States, Canada and American Girl.
[2]	Consists of integration costs, including amortization of acquired intangible assets and inventory fair value markup above cost.

NEWS RELEASE

enter the fourth quarter, and we remain focused on executing during the all-important holiday season and beyond.”

Financial Overview

For the quarter, net sales were $2.02 billion, down 8% compared to $2.21 billion last year. On a regional basis, third quarter gross sales decreased 7% in the North American Region, which consists of the United States, Canada and American Girl, with no impact from changes in currency exchange rates. For the International Region, gross sales decreased 7%, including an unfavorable impact of currency exchange rates of 1 percentage point. Operating income for the quarter was $409.5 million, compared to prior year’s operating income for the quarter of $528.2 million. The Company’s debt-to-total capital ratio as of September 30, 2014 was 41.2%.

Cash flows used for operating activities were approximately $144 million, compared to approximately $321 million in 2013, driven by lower working capital usage. Cash flows used for investing activities were approximately $604 million, an increase of approximately $428 million, driven by the acquisition of MEGA Brands. Cash flows used for financing activities and other were approximately $29 million, compared to approximately $432 million in 2013. The change was primarily due to lower repayments of long-term debt and lower share repurchases, partially offset by lower proceeds from stock option exercises.

Capital Deployment

The Company announced today that its Board of Directors declared a fourth quarter cash dividend of $0.38 per share on the Company’s common stock. The dividend will be payable on December 12, 2014 to stockholders of record on November 26, 2014. The dividend is the final of four quarterly dividends the Company will have paid this year, reflecting an annualized dividend of $1.52 per share, which represents a 6% increase to last year’s total dividends.

Sales by Brand

Mattel Girls and Boys Brands

For the third quarter, worldwide gross sales for Mattel Girls & Boys Brands were $1.32 billion, down 11% versus the prior year. Worldwide gross sales for the Barbie brand were down 21%. Worldwide gross sales for Other Girls brands were up 1%, primarily due to Disney Princess and Ever After High®, partially offset by Monster High®. Worldwide gross sales for the Wheels category, which includes the

NEWS RELEASE

Hot Wheels and Matchbox® brands, were up 4%. Worldwide gross sales for the Entertainment business, which includes Radica® and Games, were down 23%.

Fisher-Price Brands

Third quarter worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price Core, Fisher-Price Friends and Power Wheels® brands, were $663.4 million, down 16% versus the prior year.

American Girl Brands

Third quarter gross sales for American Girl Brands, which offers American Girl-branded products directly to consumers, were $113.3 million, down 7% versus the prior year.

Construction and Arts & Crafts Brands

Third quarter gross sales for Construction and Arts & Crafts Brands, which includes the MEGA BLOKS® and RoseArt® brands, were $123.4 million. Mattel acquired MEGA Brands Inc. on April 30, 2014.

Live Webcast

Mattel will webcast its 2014 third quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors” section of the Company’s corporate website: http://corporate.mattel.com/. To listen to the live call, log in to the website at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the Company’s website for 90 days and may be accessed beginning two hours after the completion of the live call.

A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Thursday, October 23, 2014 at midnight Eastern time and may be accessed by dialing +1-404-537-3406. The passcode is 3821440.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors” section of http://corporate.mattel.com/, under the sub-heading “Financial Information.”

About Mattel

NEWS RELEASE

The Mattel family of companies (Nasdaq: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. Mattel’s portfolio of best-selling brands includes Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, MEGA® Brands, including MEGA BLOKS® and RoseArt®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named one of the “World’s Most Ethical Companies” by Ethisphere Magazine and in 2014 ranked No. 5 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel’s companies employ nearly 30,000 people in 40 countries and territories and sell products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

Forward-looking Statements

This press release contains forward-looking statements on a variety of matters, including without limitation, the Company’s expected quarterly cash dividend payments in 2014. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2014, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

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MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
(In millions, except per share and percentage information)	2014		2013		Yr / Yr % Change	2014		2013		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$2,021.4		$2,207.0		-8%	$4,029.9		$4,371.7		-8%
Cost of sales	1,000.3	49.5%	1,019.0	46.2%	-2%	2,034.7	50.5%	2,043.7	46.7%	0%

Gross Profit	1,021.1	50.5%	1,188.0	53.8%	-14%	1,995.2	49.5%	2,328.0	53.3%	-14%
Advertising and promotion expenses	218.7	10.8%	249.4	11.3%	-12%	409.4	10.2%	467.3	10.7%	-12%
Other selling and administrative expenses	392.9	19.4%	410.4	18.6%	-4%	1,169.1	29.0%	1,171.9	26.8%	0%

Operating Income	409.5	20.3%	528.2	23.9%	-22%	416.7	10.3%	688.8	15.8%	-40%
Interest expense	21.0	1.0%	19.6	0.9%	7%	57.2	1.4%	58.2	1.3%	-2%
Interest (income)	(1.8)	-0.1%	(1.4)	-0.1%	27%	(5.2)	-0.1%	(4.1)	-0.1%	28%
Other non-operating (income), net	(3.9)		(4.3)			(5.7)		(2.5)

Income Before Income Taxes	394.2	19.5%	514.3	23.3%	-23%	370.4	9.2%	637.2	14.6%	-42%
Provision for income taxes	62.4		91.5			21.5		102.5

Net Income	$331.8	16.4%	$422.8	19.2%	-22%	$348.9	8.7%	$534.7	12.2%	-35%

Net Income Per Common Share - Basic	$0.97		$1.22			$1.02		$1.54

Weighted average number of common shares	338.7		343.3			339.2		344.7

Net Income Per Common Share - Diluted	$0.97		$1.21			$1.02		$1.52

Weighted average number of common and potential common shares	340.3		346.7			341.2		348.6

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except percentage information)	2014		2013		2014		2013
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,323.3		$1,480.7		$2,669.1		$2,965.3
% Change		-11%		8%		-10%		7%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-1		-1		-1
Fisher-Price Brands	663.4		789.3		1,263.7		1,473.3
% Change		-16%		0%		-14%		-2%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-1		-1		0
American Girl Brands	113.3		122.3		302.4		300.9
% Change		-7%		20%		0%		22%
Construction and Arts & Crafts Brands	123.4		—		185.0		—
Other	9.3		10.0		24.9		29.4

Gross Sales	$2,232.7		$2,402.3		$4,445.1		$4,768.9

% Change		-7%		6%		-7%		5%
Pos./(Neg.) Impact of Currency (in % pts)		-1		0		-1		0

Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$2,232.7		$2,402.3		$4,445.1		$4,768.9
Sales Adjustments	(211.3)		(195.3)		(415.2)		(397.2)

Net Sales	$2,021.4		$2,207.0		$4,029.9		$4,371.7

% Change		-8%		6%		-8%		5%
Pos./(Neg.) Impact of Currency (in % pts)		-1		-1		-1		-1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,		At December 31,
	2014	2013	2013
(In millions)	(Unaudited)
Assets
Cash and equivalents	$262.2	$406.5	$1,039.2
Accounts receivable, net	1,690.3	1,885.2	1,260.1
Inventories	826.8	807.2	568.8
Prepaid expenses and other current assets	543.7	538.6	509.9

Total current assets	3,323.0	3,637.5	3,378.0
Property, plant, and equipment, net	711.6	634.8	659.3
Other noncurrent assets	2,848.9	2,424.0	2,402.3

Total Assets	$6,883.5	$6,696.3	$6,439.6

Liabilities and Stockholders' Equity
Short-term borrowings	$52.5	$77.8	$4.3
Current portion of long-term debt	—	50.0	—
Accounts payable and accrued liabilities	1,111.0	1,278.0	1,015.4
Income taxes payable	47.4	65.8	27.7

Total current liabilities	1,210.9	1,471.6	1,047.4
Long-term debt	2,100.0	1,600.0	1,600.0
Other noncurrent liabilities	504.8	616.5	540.6
Stockholders' equity	3,067.8	3,008.2	3,251.6

Total Liabilities and Stockholders' Equity	$6,883.5	$6,696.3	$6,439.6

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At September 30,
(In millions, except days and percentage information)	2014	2013

Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	75	77
Total debt outstanding	$2,152.5	$1,727.8
Total debt-to-total capital ratio	41.2%	36.5%

	Nine Months Ended September 30,
(In millions)	2014 (a)	2013
Condensed Cash Flow Data:
Cash flows (used for) operating activities	$(144)	$(321)
Cash flows (used for) investing activities	(604)	(176)
Cash flows (used for) financing activities and other	(29)	(432)

Decrease in cash and equivalents	$(777)	$(929)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.